FOR IMMEDIATE RELEASE

                                                CONTACT:   Roy Estridge. EVP/CFO


                                                         Valley Commerce Bancorp


                                                                  (559) 622-9000



VALLEY COMMERCE BANCORP REPORTS STRONG EARNINGS FOR FIRST QUARTER 2006

VISALIA, Calif., April 25, 2006/ -- President and CEO Don Gilles today announced that the consolidated first quarter 2006 earnings of Valley Commerce Bancorp and its subsidiary, Valley Business Bank, totaled $728,000, or $.31 per diluted share, compared to $382,000 or $.17 per diluted share for the first quarter of 2005. Return on average assets for the first quarter of 2006 was 1.29%, compared to .80% for the 2005 period. The return on average equity for the first quarter of 2006 was 13.16% compared to 8.11% for the 2005 period.

"Our solid growth during the past year resulted in greater revenues as well as improved operating efficiency," stated Gilles, noting that the Company has more than doubled in size during the past five years and improved its efficiency ratio in each of the five years. "We were also well-positioned to benefit from rising interest rates," he added.

The Company's total assets reached $226 million at March 31, 2006 compared to $193 million at March 31, 2005, an increase of $33 million or 17%. During this same 12-month period, total deposits grew to $190 million, an increase of $31 million or 19%, and net loans grew to $145 million, an increase of $26 million or 22%.

Net interest income earned during the first quarter of 2006 was $2.8 million compared to $2.0 million in the first quarter of the prior year, a 36% increase. This increase was attributable to growth in average volume of interest-earning assets and to an improved net interest margin. The Company's net interest margin on a fully tax equivalent basis for the first quarter of 2006 was 5.47% compared to 4.65% for the first quarter of 2005. The improvement was attributable to the Company being positioned to benefit from the eight 25-basis point increases in the federal funds rate during the 12-month period ended March 31, 2006. Due to these increases, the aggregate yield on loans and other interest-earning assets increased more quickly than the aggregate cost of interest-bearing deposits and other funding sources during the period.

"The banking industry is facing a softening real estate market and a challenging interest rate environment, but we are confident in our credit underwriting and other risk management capabilities," added Gilles.

The allowance for loan losses totaled $1.77 million or 1.2% of total loans at March 31, 2006 compared to $1.43 million or 1.2% of total loans at March 31, 2005. Loan loss provisions for the quarterly periods ended March 31, 2006 and March 31, 2005 were $0 and $31,000, respectively. The Company recorded no loan charge-offs or recoveries during the three-month periods ended March 31, 2006 and 2005.

Non-performing assets at March 31, 2006 totaled $21,000 which was equal to 0.01% of total loans. This compared to $41,000 or 0.03% of total loans at March 31, 2005. Non-performing assets at each of these dates was comprised entirely of nonaccrual loans.

Non-interest income earned during the first quarter of 2006 totaled $224,000, down from $227,000 for the prior year period. The decrease was due to a reduction in fees from mortgage loan underwriting caused by rising mortgage interest rates and decreased demand for this service.

Non-interest expense was $1.9 million in the first quarter of 2006 compared to $1.6 million in the first quarter of 2005, an increase of $.3 million or 17%. The increase was due primarily to increased employee costs associated with the Company's growth.

Valley Commerce Bancorp had 2,087,587 shares of common stock outstanding at March 31, 2006. The book value per share was $10.79 at March 31, 2006, compared to $9.67 at March 31, 2005. The increase in book value per share from the prior year is attributable to earnings during the 12-month period ending March 31, 2006.

OTHER INFORMATION: Valley Commerce Bancorp stock trades on NASDAQ's Over The Counter Bulletin Board under the symbol VCBP. Valley Business Bank, the wholly owned subsidiary of Valley Commerce Bancorp, is a commercial bank that commenced operations in 1996 under the name Bank of Visalia. Valley Business Bank operates through Business Banking Centers in Visalia and Fresno and has branch offices in Woodlake and Tipton. The Bank also operates a loan production office in Tulare. Additional information about Valley Business Bank is available from the Bank's website at http://www.valleybusinessbank.net.
           ---------------------------------

FORWARD-LOOKING STATEMENTS: In addition to historical information, this release includes forward-looking statements, which reflect management's current expectations for Valley Commerce Bancorp's future financial results, business prospects and business developments. Management's expectations for Valley Commerce Bancorp's future necessarily involve assumptions, estimates and the evaluation of risks and uncertainties. Various factors could cause actual events or results to differ materially from those expectations. The forward-looking statements contained herein represent management's expectations as of the date of this release. Valley Commerce Bancorp undertakes no obligation to release publicly the results of any revisions to the forward-looking statements included herein to reflect events or circumstances after today, or to reflect the occurrence of unanticipated events. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.


Condensed Consolidated
Balance Sheet                                         As of March 31,      As of December 31,
(in Thousands) (Unaudited)
                                                        2006       2005       2005       2004
Assets
Cash and Due from Banks                             $ 16,305   $  8,683   $ 17,733   $  9,036
Federal Funds Sold                                     4,170     11,220      1,885     17,750
Available-for-Sale Investment Securities              52,617     46,794     50,391     38,099
Loans (net)                                          144,973    118,850    149,991    114,834
Bank Premises and Equipment (net)                      1,201      1,113      1,223      1,034
Cash Surrender Value of Bank Owned Life Insurance      2,809      2,703      2,781      2,677
Other Assets                                           3,803      3,283      4,057      2,577
---------------------------------------------------------------------------------------------
TOTAL ASSETS                                        $225,878   $192,646   $228,011   $186,007
=============================================================================================

Liabilities & Equity
Non-Interest Bearing Deposits                       $ 66,586   $ 54,337   $ 75,419   $ 58,394
Interest Bearing Checking                             73,082     60,911     63,549     54,689
Time Deposits                                         50,202     43,930     53,613     43,341
---------------------------------------------------------------------------------------------
Total Deposits                                       189,870    159,178    192,581    156,424
Long -Term Debt                                        8,893      9,278      9,140      9,322
Junior Subordinated Deferrable Interest
    Debentures                                         3,093      3,093      3,093      3,093
Other Liabilities                                      1,498        907      1,288        835
---------------------------------------------------------------------------------------------
Total Liabilities                                    203,354    172,456    206,122    169,674
Shareholders' Equity                                  22,524     20,190     21,909     16,333
---------------------------------------------------------------------------------------------
TOTAL LIABILITIES & EQUITY                          $225,878   $192,646   $228,011   $186,007
---------------------------------------------------------------------------------------------

Condensed Consolidated
Statement of Income                                        3 Months Ended      3 Months Ended
(in Thousands) (Unaudited)                                 March 31, 2006      March 31, 2005

Interest Income                                                $    3,802          $    2,580
Interest Expense                                                    1,035                 547
---------------------------------------------------------------------------------------------
NET INTEREST INCOME                                                 2,767               2,033
Provision for Loan Losses                                              --                  31
---------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER                                           2,767               2,002
    PROVISION FOR LOAN LOSSES
Noninterest Income                                                    224                 227
Noninterest Expenses                                                1,885               1,607
---------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES                                          1,106                 622
Income Taxes                                                          378                 240
---------------------------------------------------------------------------------------------

NET INCOME                                                     $      728          $      382
---------------------------------------------------------------------------------------------

EARNINGS PER SHARE - BASIC                                     $     0.33          $     0.19
---------------------------------------------------------------------------------------------

EARNINGS PER SHARE - DILUTED                                   $     0.31          $     0.17
---------------------------------------------------------------------------------------------

SHARES OUTSTANDING - END OF PERIOD                              2,087,587           2,087,508
---------------------------------------------------------------------------------------------
